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                                                                    Exhibit 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-1 No. 333-00000) of Adams Respiratory Therapeutics, Inc. for the registration of 1,002,500 shares of its common stock, of our report dated March 23, 2005, except Note 1 as to which the date is July 13, 2005, with respect to the financial statements and schedule of Adams Respiratory Therapeutics, Inc. included in the Registration Statement (Form S-1 No. 333-123585) of Adams Respiratory Therapeutics, Inc. filed with the Securities and Exchange Commission.

We also consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-1 No. 333-123585).


                                                 /s/ Ernst & Young LLP

New York, New York
July 18, 2005